EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


               SIS Bancorp, Inc. Announces Entry into Connecticut

Springfield, MA - August 18, 1997; 8:30 a.m., The Boards of Directors of SIS Bancorp, Inc. ("SIS"), (NASDAQ: SISB), and Glastonbury Bank & Trust Company ("GBT"), (NASDAQ: GLBT), announced today that they have signed a definitive merger agreement under which SIS will acquire all of the outstanding shares of GBT. As a result of the transaction, GBT will become a wholly owned subsidiary of SIS.

The transaction is structured as a tax-free exchange of 0.74 shares of SIS common stock for each of GBT's 1,829,920 shares of common stock. Based on the per share closing price for SIS common stock on August 15, 1997 of $30.00, the transaction would be valued at $40.6 million and GBT shareholders would receive $22.20 in SIS common stock for each share of GBT common stock. At a purchase price of $22.20 per share, the exchange is approximately equivalent to 2.26x GBT's June 30, 1997 book value and approximately 16.3x GBT's annualized earnings per share for the six months ended June 30, 1997. GBT has the right to terminate the agreement if SIS' average stock price for the twenty consecutive trading days ending on the fifth business day prior to the closing date of the acquisition is below $25.00, unless SIS agrees at such time to increase the per share exchange ratio to ensure a per share value of $18.50 in SIS common stock to GBT stockholders. In connection with the execution of the definitive agreement, GBT has granted SIS an option to purchase, under certain circumstances, approximately 8.5% of its authorized common stock. In the event that such option becomes exercisable, GBT will be further obligated to pay an additional cash payment to SIS of $1.5 million.

The transaction, which will be accounted for as a pooling of interests, is subject to approval by SIS and GBT shareholders and various regulatory agencies. It is anticipated that the transaction will close by year end 1997. After consummation of the transaction, GBT will remain a Connecticut chartered commercial bank led by J. Gilbert Soucie, GBT's current president and chief executive officer. It is also expected that Mr. Soucie will serve as vice chairman of SIS. The Board of Directors of GBT will be retained to provide continuing leadership and guidance to the GBT organization. In addition, SIS will increase the size of its Board of Directors to add one of GBT's directors to serve as a director of SIS after the merger is consummated.

In announcing the transaction, F. William Marshall, Jr., SIS' president and chief executive officer stated, "A partnership with Glastonbury Bank and Trust demonstrates SIS' philosophy towards the importance of community banking. Expansion into Connecticut has been one of our strategic objectives and is consistent with our ongoing efforts to increase earnings and deliver a superior return to our shareholders. Central Connecticut is a very attractive consumer and commercial banking market and is a natural, contiguous extension to SIS' existing banking franchise. GBT provides a very solid base from which we can together grow in this attractive market. Additionally, GBT's merchant processing and insurance businesses will further expand and diversify the services we can offer in the future."


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SIS  expects to take a pre-tax  charge of $2.5  million in 1997 to cover  merger related expenses, and expects the merger to have a positive impact on earnings per share in 1998 and beyond.

J. Gilbert Soucie, president and chief executive officer of Glastonbury Bank & Trust, stated, "We are very pleased about the pending affiliation with SIS, an institution which shares our commitment to community banking. A partnership with SIS will bring new technology, more products and services, and increased capital to enhance GBT's abilities to serve its growing customer base. More importantly, GBT will be able to maintain the same strong level of personal service and community focus."

In connection with the execution of the merger agreement, the SIS Board of Directors has rescinded its existing authorization to repurchase up to 286,180 shares of SIS common stock. During 1997, SIS repurchased 146,400 shares, net of shares reissued under SIS's various benefit plans.

SIS Bancorp, Inc., headquartered in Springfield, MA, is the parent holding company of Springfield Institution for Savings ("SlS Bank"), a state chartered savings bank. SIS Bank, originally founded in 1827, operates 24 branch banking offices in Agawam, Amherst, Chicopee, East Longmeadow, Holyoke, Longmeadow, Ludlow, Northampton, South Hadley, Springfield, West Springfield and Westfield, MA. At June 30, 1997 SIS had total assets of $1.4 billion, total deposits of $1.0 billion, and total equity of $103.3 million.

Glastonbury Bank & Trust Company is a Connecticut-state-chartered commercial bank organized in 1919 and headquartered in Glastonbury, CT. GBT operates 8 branch banking offices in the Connecticut communities of Glastonbury, Colchester, East Hartford, Portland, Rocky Hill and Wethersfield. At June 30, 1997, Glastonbury had total assets of $261.3 million, total deposits of $216.6 million, and total equity of $18.0 million.

GBT  investor  inquiries  are to be  directed  to J.  Gilbert  Soucie  at  (860)
652-6500.  SIS  investor  inquiries  are to be  directed  to Ms.  Ting  Chang at
(413)748-8271. All media inquiries are to be directed to Ms. Kathleen Bourque at
(413)748-8243.

This news release contains certain forward looking statements regarding enhanced revenues that may be realized from the transaction. SIS cautions readers that such forward looking statements involve certain risks and uncertainties, including a variety of factors that may cause SIS' actual results to differ materially from the anticipated results or other expectations expressed in any forward looking statements made by, or on behalf of SIS. These factors are further detailed in SIS' current report on Form 8-K dated August 18, 1997, which has been filed with the Securities and Exchange Commission.


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                              Summary Information:

Acquisition Information

Exchange Ratio                                                   0.74

Glastonbury Shares Outstanding                                   1,829,920

New SIS Shares Issued                                            1,354,141

Valuation Based on Closing Price on August 15, 1997 of $30.00:

    Aggregate Purchase Price                                     $40.6 million
    Price Per Share                                              $22.20
    Price/Annualized Earnings Per Share
    for the six months ended June 30, 1997                       16.3x.
    Price/June 30,1997 Book Value                                2.26x.
    Core Deposit Premium                                         11%

Accounting Treatment                                             Pooling.

Expected Closing Date                                         Year end 1997.


Statistics at June 30, 1997 ($ Millions)                          SISB                       GLBT
----------------------------------------                          ----                       ----

Headquarters                                               Springfield, MA               Glastonbury, CT

Branches                                                            24                         8

Assets                                                          $1,434.5                    $261.3

Net Loans                                                       $  645.9                    $152.9

Deposits                                                        $1,015.4                    $216.6

Equity                                                          $  103.3                    $ 18.0

Equity/Assets                                                        7.2%                      6.9%

Non-Performing Assets/Total Assets                                   0.47%                     1.04%

Loan Loss Reserves/Non-Performing Loans                            272%                      197%

Net Income for Six Months Ended June 30, 1997                   $    5.8                    $  1.2

FTE Employees                                                      483                       123
